Item 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands Except Per Share Amounts)

                                                                       Primary (1)          Fully Diluted(1)
                                                                       ------------------------------------
Three months ended September 30, 1996
-------------------------------------
Weighted average shares outstanding.......................                    10,466
Effect of dilutive common stock equivalents...............                        --
                                                                       --------------
Weighted average shares outstanding for EPS purposes......                    10,466               N/A
Net loss..................................................                  $(43,233)
                                                                       --------------
Net loss per share (2)....................................                  $  (4.13)
                                                                       ==============

Nine months ended September 30, 1996
------------------------------------
Weighted average shares outstanding.......................                     9,533
Effect of dilutive common stock equivalents...............                        --               N/A
                                                                       --------------
Weighted average shares outstanding for EPS purposes......                     9,533
Net loss..................................................                  $(42,269)
                                                                       --------------
Net loss per share (2)....................................                  $  (4.43)
                                                                       ==============


(1) As of September 30, 1996, options to purchase 1,464,377 shares of common stock were outstanding. In the calculation of primary net income per share, these options were included in the average number of common shares outstanding using the treasury stock method based on the average price of the common stock for the period.

As the Company had a net loss for the three and nine months ended September 30, 1996, the fully diluted earnings per share is not applicable.

(2) In accordance with Accounting Principle Board Opinion No. 15, any reduction of less than 3% need not be considered dilutive. Accordingly, the consolidated statements of operations reflect net income per share and the weighted average number of shares used in the calculation on a primary basis only.

                                    Page 14